ARTICLES OF INCORPORATION FOR A STOCK CORPORATION

FIRST: The undersigned Bradley D. Houser

whose address is One S.E. Third Avenue, 25th Floor, Miami, Florida 33131, being at least eighteen years of age, do(es) hereby form a corporation under the laws of the State of Maryland.

SECOND: The name of the corporation is
JAVELIN MORTGAGE INVESTMENT CORP.

THIRD: The purposes for which the corporation is formed are as follows:
The corporation is formed for the purpose of conducting any lawful business or other activity as permitted by the laws of the State of Maryland.

FOURTH: The street address of the principal office of the corporation in Maryland is
836 Park Avenue, 2nd Floor, Baltimore, Maryland 21201

JUN 18 2012

FIFTH: The name of the resident agent of the corporation in Maryland is
National Registered Agents, Inc. of MD

whose address is 836 Park Ave, 2nd Floor, Baltimore,Maryland 21201

SIXTH: The corporation has authority to issue 1,000 shares at $ .001 par value per share.

SEVENTH: The number of directors of the corporation shall be 8 which number may be increased or decreased pursuant to the bylaws of the corporation. The name(s) of the director(s) who shall act until the first meeting or until their successors are duly chosen and qualified is/are
Scott J. Ulm, Jeffrey J. Zimmer, Daniel C. Staton, Marc H. Bell, John P. Hollihan, III, Thomas K. Guba, Stewart J. Paperin, and Robert C. Hain

IN WITNESS WHEREOF, I have signed these articles and acknowledge the same to be my act.

SIGNATURE(S) OF INCORPORATOR(S):

[signature]

I hereby consent to my designation in this document as resident agent for this corporation.

SIGNATURE OF RESIDENT AGENT LISTED IN FIFTH:

[signature] Michele Holden, Asst. Secretary

Filing Party's Name and Return Address:

SDAT:3/2007